UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)                    February 28, 2018

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

                                             001-14015                                                                                                 77-0262908

                               (Commission File Number)                                                               (IRS Employer Identification No.)

2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona                                                                                 85705

            (Address of Principal Executive Offices)                                                                                            (Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01 – Other Events

Response to Amended Schedule 14 A filed February 2, 2018

On January 18, 2018, Thomas C. Dearmin and three other shareholders, which collectively own approximately 3.63% of the outstanding common shares in Applied Energetics, Inc. (the “Company”), filed a preliminary Schedule 14A consent statement (the “Consent Statement”) for the solicitation of written consents from the shareholders of the Company. The Consent Statement proposes the possible repeal of the Company’s Bylaws or Bylaw Amendments; the removal of George Farley as the sole director of the Company; and the election of Mr. Dearmin and the two other shareholders as Directors of the Company. The Consent Statement also states that if the “Consent Solicitation is successful, the Nominees will… appoint Mr. Dearmin as the Acting Chief Executive Officer of the Company.”

For the reasons set forth below, the Company believes that the proposals in the Consent Statement, if successful, would result in great harm to the Company and its shareholders. Furthermore, the Company believes that the purported reasons for the Consent Solicitation are meritless and that the Consent Solicitation contains material omissions that should be disclosed to the Company’s shareholders prior to any vote on the proposals.

In May, 2006, the Company’s Board of Directors asked Mr. Dearmin to step down as a Director and Chief Executive Officer of the Company. Mr. Dearmin’s resignation as a Director took effect in 2007. The Company incurred cumulative losses of $16 million during his tenure as CEO. The Company believed Mr. Dearmin’s conduct was unbecoming of a Director and Chief Executive Officer of a public company.

Thomas Dearmin’s then wife, Terese Dearmin and father-in-law, Richard Harris, were the subject of a civil injunction action brought by the Securities and Exchange Commission alleging violations of federal securities laws in separate instances of insider trading in the securities of the Company’s predecessor entity U.S. Home & Garden, Inc. (USHG) ahead of the public announcement of its merger with Ionatron, Inc. The SEC alleged that Terese Dearmin learned of the merger from Thomas Dearmin. In 2007, Terese Dearmin consented to the entry of a final judgment that permanently enjoined her from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and required the disgorgement of illicit gains and a civil penalty. The SEC Litigation Release is available online at: https://www.sec.gov/litigation/litreleases/2007/lr20155.htm

The insider trading allegations resulted in the Company receiving negative press from widely read technology publication WIRED. See WIRED article, “Lighting Guns Strike Again: Insider Trading Scandal.” See https://www.wired.com/2007/06/ionatron-strike/?mbid=email_onsiteshare

In 2006, during an interview with the Los Angeles Times, Thomas Dearmin disclosed information concerning the Company’s device that neutralized improvised explosive devices. The information was included in an article published by the Los Angeles Times on or about February 12, 2006. The Company believes that the disclosure of this information led to a public rebuke by the then President of the United States, George W. Bush. The Company believed that the Department of Defense would not enter into additional contracts with the Company if Mr. Dearmin was employed by or associated with the Company. While the Company was allowed to complete its existing contracts, it did not receive any further substantive contracts from the Department of Defense and suffered years of setbacks and ultimately ceased all operations in 2014 and became a Shell Company.

On July 23, 2017, the Orange County Register, the San Clemente Times, and the Dana Point Times reported that that Thomas Dearmin discharged a weapon in an apartment in an exclusive gated community in Monarch Beach, CA. According to the news reports, after residents called the police to investigate the sound of gunfire, Mr. Dearmin resisted arrest by barricading himself in the apartment and standing off the police for ten hours. The reports state that the police ultimately used a SWAT team, tear gas and dogs to apprehend Mr. Dearmin. Mr. Dearmin was charged with a felony for grossly negligent discharge of a firearm under Section 246.3 PC and a misdemeanor for resisting public or police officer under Section 148(a) PC. Mr. Dearmin plead not guilty to the charges, but, upon information and belief, at a pre-trial hearing on February 22, 2018, Mr. Dearmin’ s attorney informed the Court that Mr. Dearmin plans on taking a plea agreement. The hearing was continued to April 3, 2018 at 8:30 am.

The news reports are available online at:

http://www.sanclementetimes.com/man-barricaded-self-monarch-beach-home-charged-police-say/

https://www.ocregister.com/2017/07/25/woman-at-center-of-police-standoff-in-dana-point-says-boyfriend-was-trying-to-prove-gun-was-unloaded/ ; and

http://www.danapointtimes.com/man-barricaded-self-monarch-beach-home-charged-police-say/

The Company believes that if Mr. Dearmin is nominated as a board member or employed at the Company there is a risk of severely detrimental economic impact. For example, the Company believes it will not receive any United States Government contracts if Mr. Dearmin is associated with the Company and further believes that Mr. Dearmin’s association as either a director or officer will preclude the Company and its employees from gaining security clearances necessary to work on Department of Defense contracts.

Mr. Dearmin’s recent arrest and felony charge also raises grave concerns about his mental health.

Relatedly, the fact that Bradford T. Adamczyk, Jonathan R. Barcklow, John E. Schultz Jr., and Oak Tree Asset Management Ltd., apparently, believe it would be in the Company and shareholder’s best interests to nominate Mr. Dearmin as a member of the board and appoint him a chief executive officer, raises serious concerns about their business judgment.

The proposals in the Amended Consent Statement, if approved, would change the current Board of Directors that would trigger a change in control redemption feature in the Company’s remaining Series A preferred shares, which could result in the requirement to immediately redeem Series A preferred shares for a cash amount of $500,000. This change in control redemption feature, originally $18,000,000, has been disclosed in the Company’s financial statements since 2005. Mr. Farley led the Board’s efforts to redeem the Series A preferred stock to reduce the change of control obligation and cash dividend requirements and was successful in redeeming 676,500 series A preferred shares primarily in exchange for the Company’s common stock.

Mr. Farley has been a director of the Company since 2004 serving as the Board’s financial expert and Chairman of the Audit Committee. Mr. Farley was elected as Chief Executive Officer and Chief Financial Officer in February 2015 and agreed to serve without cash compensation until such time as the Company had financial resources sufficient to pay him a normal salary for these positions. In February 2016, in connection with the reactivation of the Company’s business, Mr. Farley a agreed to an annual salary of $150,000 to be accrued but not paid until the Company had the cash necessary to make payments. These accruals were required by SEC financial statement reporting requirements in order to reflect the value of the individual efforts and benefits provided in the Company’s income statement. To date, substantially all of the salary of Mr. Farley remain unpaid.

In February 2016, Mr. Farley for his agreements to and efforts in reactivating the Company’s business, was issued 20 million common shares with a then fair market value of $20,000 in partial satisfaction of accrued compensation. The Company also issued at the same time 38 million common shares at the same fair market value to attorneys and consultants to obtain necessary services to continue the Company’s activities. These attorneys and consultants also agreed to defer cash compensation for services until the Company had sufficient cash necessary to pay the accrued liabilities for such services.

The Company has entered a financial advisory agreement with BMA Securities, Inc. to act as the Company’s financial advisor on the Company’s plan of distribution for its offering of recently registered 50 million common shares.

The Company recently commenced work on a new unique application for its Short Pulse Laser and is working on obtaining government funding to help develop this application and to demonstrate the application later this year.

The Company has recently obtained $335,000 of funding from a number of sources by selling restricted shares of common stock and issuing convertible notes with a six month delayed variable rate conversion feature. The current conversion price of the notes exceeds the market price per share on the closing dates of the financings. The funds have been used to continue the Company’s operations. The Company expects fund future operations from sales of its common stock, but may also obtain financing by issuing additional delayed variable rate conversion notes as this is proving to be a beneficial means of financing.

The Company continues to seek strategic partners, acquisition or merger prospects, with sufficient operations and financial resources necessary to fund our research and development of advanced ultra short pulse lasers for military and industrial use.

In 2016, the Company engaged in preliminary merger discussions with a Company controlled by Thomas Dearmin and Jonathan Barcklow. These discussions were discontinued when the Company learned of potential violations of the Foreign Corrupt Practices Act, by the target Company and a significant shortfall in its predicted revenues.

Another business opportunity involving Mr. Dearmin and Mr. Barcklow and other potential investors discussed at a meeting in October, 2016 was not fruitful because Mr. Farley believed that the participants failed to meet the Company’s standards for Directors and Officers as outlined in its Governance Documents.

Mr. Barcklow may be an employee/associate of KMPG an international accounting firm that prohibits its partners, employees and associates from being members of a Board of Directors. Mr. Barcklow may not be able to serve as a director of the Company unless he severs his association with KMPG.

The Company has not added additional directors since 2015 because of the expense involved. However, Mr. Farley has a group of former Directors that he consults with on a regular basis on business issues and opportunities. Some of these former directors may be asked to rejoin the Board of Directors once the company is further along in its reactivation program and has obtained additional funding to insure continued operation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.

(Registrant)

By: /s/ George P. Farley

George P. Farley

Chief Executive Officer

Date: February 28, 2018